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Exhibit 10.33
EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is dated as of November 17, 2023, between Novavax, Inc., (''Novavax" or the "Company") a Delaware corporation having its principal office at 700Quince Orchard Road, Gaithersburg, MD20878, and Mark Casey, an individual residing at [***] ("Executive").

    In consideration of the mutual promises and covenants set forth herein and other good and valuable consideration the sufficiency of which is hereby acknowledged, Company and Executive agree as follows:

1.    Employment The Company will employ Executive as Executive Vice President & Chief Legal Officer upon the terms and conditions hereinafter set forth, effective as of December 11, 2023. As used throughout this Agreement, "Company" shall mean and include any and all of its present and future subsidiaries and any and all subsidiaries of a subsidiary. Executive warrants and represents that he is free to enter into and perform this Agreement. Executive has disclosed to the Company all employment, confidentiality, non-competition, or other agreements which purport to restrict or otherwise prohibit his ability to provide services to or accept employment with the Company.

2.    Duties. During the Term (as hereinafter defined), Executive shall devote his full business time to the performance of services as Executive Vice President, Chief Legal Officer of Novavax, performing such services, assuming such duties and responsibilities as prescribed by the Company's President and CEO ("CEO) and the Company's Board of Directors. During the Term, Executive's services shall be completely exclusive to the Company, and he shall devote his entire business time, attention and energies to the business of the Company and the duties which the Company shall assign to him from time to time. Executive agrees to perform his services faithfully and to the best of his ability and to carry out the policies and directives of the Company. Executive may seek prior written permission from the CEO to serve as a director of any company whose products do not compete with those of the Company or to serve as a director, trustee, officer, or consultant to a charitable or non-profit entity; provided in any case that such service does not adversely affect Executive's ability to perform his obligations hereunder and comply with the Company's Conflict of Interest Policy. Executive agrees not to take action that is in bad faith and prejudicial to the interests of the Company during his employment hereunder. Notwithstanding the location where Executive shall be based, as set forth in this Agreement, he also may be required from time to time to perform duties hereunder for reasonably short periods of time outside of said area.

3.    Term. The term of this Agreement shall be the period of time beginning on the Executive's first date of employment as Executive Vice President & Chief Legal Officer and shall continue for so long as Executive shall be an at-will employee of the Company hereunder.

4.Compensation.

(a)    Base Compensation. For all Executive's services and covenants under this Agreement, the Company shall pay Executive an annual salary, which is $550,000 as of the effective date of this Agreement, as established or ratified by the Board of Directors or an authorized committee thereof(in accordance with established management processes), and payable in accordance with the Company's payroll policy as constituted from time to time. The Company may withhold from any amounts payable under this Agreement all required federal, state, city or other taxes and all other deductions as may be required pursuant to any law or government regulation or ruling.

(b)    Bonus Program. The Company agrees to pay the Executive a performance and incentive bonus in respect of Executive's employment with the Company each year in an amount determined by the CEO and Board of Directors (or any committee of the Board of Directors authorized to make that determination)to be appropriate based upon Executive's, and the Company's, achievement of certain specified goals, with a target bonus of 50%, or any other percentage determined by the Board of Directors, of Executive's base earnings during the year to which the bonus relates. The bonus shall be paid out partly in cash and partly in shares of stock options or restricted stock, at the discretion of the Board of Directors and shall be prorated for the first year of employment based on hire date.

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5.    Reimbursable Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with such procedures and policies for executive officers as the Company has heretofore or may hereafter establish. The amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, and the reimbursement of an eligible expense shall be made as soon as practicable after Executive submits the request for reimbursement but not later than December 31 following the calendar year in which the expense was incurred. In addition, Executive shall receive a monthly commuting allowance of up to $6,000 to cover the costs of housing and other related commuting expenses incurred by Executive to commute from his personal residence in Rhode Island to the Company’s offices in Gaithersburg, Maryland. "). In addition, the Company will pay an additional sum to reimburse you for the personal income taxes associated with the Allowance such that the economic benefit is the same as if such Allowance were provided on a non-taxable basis. It is expected that when you are not on company business travel, you will be in the Gaithersburg, MD office a majority of your time. The Company shall also reimburse Executive for all reasonable legal fees actually incurred by Executive in the negotiation and review of this Agreement, in an amount not to exceed $10,000.

6.    Benefits.

(a)Executive shall be entitled to four weeks of paid vacation time per year starting from the date of commencement of employment, calculated and administered in accordance with Company policies for executive officers in effect from timelotem. The Executive shall be entitled to all other benefits associated with normal full-time employment in accordance with Company policies.

(b)Subject to approval by the Board of Directors (or any committee of the Board of Directors authorized to make that determination), Executive shall be entitled to participate in the Company Amended and Restated Change in Control Severance Benefit Plan adopted on August I 0, 2005, amended restated on July 26, 2006andas further amended on December 31, 2008, June 15, 2011 and June 17, 2021 (the "Change in Control Severance Benefit Plan").

7.Termination of Employment
(a)Notwithstanding any other prov1s1on of this Agreement, Executive's employment may be terminated, without such action constituting a breach of this Agreement:
(i)By the Company, for "Cause," as defined in Section 7(b) below;
(ii)By the Company, without Cause;

(iii)By the Company, upon 30 days' notice to Executive, if he should be prevented by illness, accident, or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three consecutive months during any twelve-month period;

(iv)By the Executive with "Good Reason", as defined in Section 7(c) below, within 30 days of the occurrence or commencement of such Good Reason

(v)By the Executive without Good Reason upon 30 days prior written notice;

or
(vi)By the event of Executive's death during the Term.

(b)"Cause" shall mean (i) Executive's failure or refusal to perform in all material respects the services required of his hereby,(ii) if, in connection with any prior

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agreement between Executive and a third-party, Executive is precluded from providing services to the Company and fulfilling his duties, as set forth in Section 2 of this Agreement, for a period of more than 3 consecutive months; (iii) Executive's failure or refusal to cany out any proper and material direction by the CEO or the Board of Directors with respect to the services to be rendered by him hereunder or the manner of rendering such services,(iv) Executive's misconduct in the performance of bis duties hereunder, (v) Executive's commission of an act of fraud, embezzlement or theft or a felony involving moral turpitude, (vi)Executive's use or disclosure of confidential information (as defined in Section 10 of this Agreement), other than for the benefit of the Company in the course of rendering services to the Company, or (vii) Executive's engagement in any activity prohibited by Section 11 or 12 of this Agreement. For purposes of this Section 7, the Company shall be required to provide Executive a specific written warning with regard to any occurrence of subsections (b)(i),(iii)and (iv)above, which warning shall include a statement of corrective actions and a 30-day period for the Executive to respond to and implement such actions, prior to any termination of employment by the Company pursuant to Section 7(a)(i) above.

(c)"Good Reason" shall mean(a)the Company's material reduction or diminution of Executive's responsibilities and authority, other than for Cause, without his consent or (b) the relocation of Executive's primary place of employment without his consent.
1.    Separation Pay.

(a)Subject to the Executive's execution and delivery to the Company of the Company's standing fonn of Separation and Release Agreement, the Company shall pay Executive with the Separation Payas defined herein, upon the occurrence of the applicable Separation Event, as defined below. The Separation Pay shall be payable after the date the Separation and Release Agreement becomes effective and, in no event, later than two and one-half months following the year in which the Separation Event occurs. Separation Pay shall be payable in accordance with the Company's payroll policy as constituted from time to time and shall be subject to withholding of all applicable federal, state, and local taxes and any other deductions required by applicable law. In the event of Executive's death, the Company's obligation to pay further compensation hereunder shall cease forthwith, except that Executive's legal representative shall be entitled to receive his fixed compensation for the period up to the last day of the month in which such death shall have occurred.

(b)Section 8(a) above shall not apply should the Executive receive severance benefits. under the Company's Change in Control Severance Benefit Plan.

(c)"Separation Pay" shall mean (i) a lump sum amount equal to twelve (12) months of Executive's then effective base salary and (ii) an amount equal to one hundred percent of The monthly COBRA premiums, including the two percent (2%) administrative fee, as in effect as of the date of termination for the Company's group medical, dental, vision and hospitalization insurance benefits in which the Executive is enrolled as of the date of termination for the Executive and his eligible dependents for 12 months, subject to the Executive’s timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA")."Separation Event" shall mean:

(vii)the Company's termination of Executive's employment by the Company without Cause, during the Tern; or
(viii)the termination of Executive's employment by the Executive for Good Reason.
9.All Business to be Property of the Company; Assignment of intellectual Property

a)Executive agrees that any and all presently existing business of the Company and all business developed by him or any other employee of the Company including without limitation

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all contracts, fees, commissions, compensation, records, customer or client lists, agreements and any other incident of any business developed, earned, or carried on by Executive for the Company is and shall be the exclusive property of the Company, and (where applicable) shall be payable directly to the Company.

b)Executive hereby acknowledges that any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, software and work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor (herein sometimes collectively referred to as "Intellectual Property") made, conceived, created, invested, developed, reduced to practice and/or acquired by Executive solely or jointly with others during the Term is the sole and exclusive property of the Company, as work for hire, and that he has no personal right in any such Intellectual Property. Executive hereby grants to the Company (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to, all Intellectual Property, which is made, conceived, created, invested, developed, reduced to practice and/or acquired by him solely or jointly with others during the Tenn.
c)Executive shall cooperate fully with the Company, both during and after his employment with or engagement by the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Intellectual Property. Without limiting the foregoing, Executive agrees that to the extent copyrightable, any such original works of authorship shall be deemed to be "works for hire" and that the Company shall be deemed the author thereof under the U.S. Copyright Act, as amended, provided that in the event and to the extent such works are determined not to constitute "works for hire" as a matter of law, Executive hereby irrevocably assigns and transfers to the Company all right, title and interest in such works, including but not limited to copyrights thereof. Executive shall sign all papers, including, without limitation, copyright applications. patent applications. declarations. oaths, formal assignments. Assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Intellectual Property (at the Company's expense) and agrees that these obligations are binding upon his assigns, executors, administrators, and other legal representatives. To that end, Executive shall provide current contact information to the Company including, but not limited to, home address, telephone number and email address, and shall update his contact information whenever necessary.

10.Confidentiality. Executive acknowledges his obligation of confidentiality with respect to all proprietary, confidential, and non-public information of the Company, including all Intellectual Property. By way of illustration, but not limitation, confidential and proprietary information shall be deemed to include any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, process, work of authorship, documentation, formula, technique, product, idea, concept ,design, drawing, specification, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor, personnel data, records, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, including prospective customers and contacts at customers, price lists, pricing policies and supplier lists of the Company, in each case coming into Executive's possession, or which Executive learns, or to which Executive bas access, or which Executive may discover or develop (whether or not related to the business of the Company at the time this Agreement is signed or any information Executive originates, discovers or develops, in whole or in part) as a result of Executive's employment by (either full-time or part-time), or retention as a consultant of, the Company. Executive shall not, either during the Term or for an unlimited period

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of time thereafter, use for any purpose other than the furtherance of the Company's business, or disclose to any person other than a person with a need to know such confidential, proprietary or non-public information for the furtherance of the Company's business who is obligated to maintain the confidentiality of such information, any information concerning any Intellectual Property, or other confidential, proprietary or non-public information of the Company, whether Executive bas such information in his memory or such information is embodied in writing, electronic or other tangible form.
All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Company. All files, letters, memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic, or other tangible or electronic material containing confidential or proprietary information or Intellectual Property, whether created by Executive or others, which shall come into Executive's custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company. All electronic material containing confidential or proprietary information or Intellectual Property will be stored on a computer supplied to Executive by the Company and, under no circumstances, will it be transferred to a personal computer. Executive will promptly deliver to the Company and/or a person or entity identified by the Company all such materials or copies of such materials and all tangible property of the Company in Executive's custody or possession, upon the earlier of (i) a request by the Company or (ii) termination of employment or engagement by the Company. After such delivery, Executive will not retain any such materials or copies or any such tangible property or any summaries or memoranda regarding same.

11.Non-Competition Covenant. As the Executive has been granted options to purchase stock in the Company and as such bas a financial interest in the success of the Company's business and as Executive recognizes that the Company would be substantially injured by Executive competing with the Company, Executive agrees and warrants that, during his employment with the Company and for a period of one (1) year after the termination of Executive's employment, Executive will not, on his own behalf or on behalf of any other person or entity, in any capacity (whether as an employee, independent contractor or other capacity), render services that are the same or substantially similar in function or purpose to the services Executive performed for the Company during the Look Back Period to any Competing Organization in connection with any Competing Product or Service provided by such Competing Organization within the Restricted Area Notwithstanding the foregoing provisions of this paragraph, Executive may directly or indirectly own, solely as a passive investment, securities of an entity which are publicly traded on a national securities exchange or regional securities exchange if Executive(i) is not a controlling person or a member of a group which controls such entity, and (ii) does not directly or indirectly own one percent (1%) or more of any class of securities of such entity.

The term "Competing Organization" as used herein shall mean any partnership, association organization, entity, or individual, including the Executive, engaged in, or actively planning to engage in, research, development, production, distribution, marketing, providing, or selling of any Competitive Product or Service.
The term "Competitive Product or Service" as used herein shall mean any product, process, or service that is substantially similar to any product, process, or service of the Company with respect to which the Executive had material duties or responsibilities or acquired Confidential Information at any time during the Look Back Period.

    The term "Look Back Period" shall mean the one (1) year preceding the last date of Executive's employment with the Company.

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    The term "Restricted Area" means any geographic area in which the Company offers, or Executive knows the Company is actively planning to offer, any product, process, or service during the Executive's employment with the Company or, with respect to the portion of the applicable restricted period that follows the last date of Executive's employment.

12.Non-Solicitation Agreement During the Tenn of this Agreement and for a period of one (1)year after his last date of employment with the Company, Executive agrees and covenants that he will not on his own behalf or on behalf of any other person or entity, solicit for employment or hire, or assist in the solicitation or hiring, of any other employee or contractor who works for the Company for purposes of performing services for a Competing Organization. This prohibition includes, but is not limited to:
(a)Providing to any such prospective employer, recruiter or search firm the identities of any of the Company's employees or contractors;

(b)Providing to any such prospective employer, recruiter, or search firm any information regarding the Company's employees' or contractors' compensation, skill sets, or other information regarding the Company's employees' employment or contractors' engagement; or

(c)Assisting any of the Company's employees or contractors in obtaining employment or a consultancy relationship with the Employee's new employer by way of recommendation, dissemination of resumes or otherwise.

13.Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given on actual receipt after having been delivered by hand, mailed by first class mail, postage prepaid, or sent by Federal Express or similar overnight delivery services, as follows: (a) if to Executive, at the address shown at the head of this Agreement, or to such other person(s) or address(es) as Executive shall have furnished to the Company in writing and, if to the Company, to the Company's Executive Vice President & Chief Human Resources Officer,700 Quince Orchard Road, Gaithersburg. MD 20878 or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.

14.Assignability. In the event of a change of control (as defined in the Company's Change in Control Severance Benefit Plan), the terms of this Agreement shall inure to the benefit of, and be assumed by, the acquiring person(as defined in the Company's Change in Control Severance Benefit Plan). This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in Section 8 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

15.Entire Agreement. This Agreement, along with the Offer Letter to Executive from the Company dated November 17, 2023, contain the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other prior agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof. Notwithstanding the foregoing, Executive acknowledges that he is required as a condition to continued employment to comply at all times with the Company's policies affecting employees, including the Company's published Code of Conduct, as in effect from time to time.

16.Equitable Relief. Executive recognizes and agrees that the Company's remedy at Law for any breach of the provisions of Sections 9, 10, 11 or 12hereofwould be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance. Should Executive engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remuneration or monies or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.

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17.Amendments. This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected except by written instrument executed by the Company and Executive.

18.Severability. If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstances shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement. Executive agrees that the restrictions set for this Sections 11 and 12 above (including but not limited to, the geographical scope and time period of restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company and its affiliates. In the event that any provision of Section 11 or 12 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

19.Paragraph Headings, The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.

20.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Maryland, without regard to the principles of conflict of laws thereof.

21.Resolution of Disputes. With the exception of proceedings for equitable relief brought pursuant to Section 16 of this Agreement, any disputes arising under or in connection with this; Agreement including. without limitation. any assertion by any party hereto that the other party has: breached any provision of this Agreement, shall be resolved by arbitration, to be conducted in Baltimore, Maryland, in accordance with the rules and procedures of the American Arbitration Association. The parties shall bear equally the cost of such arbitration, excluding attorneys' fees and disbursements which shall be borne solely by the party incurring the same; provided, however, that if the arbitrator rules in favor of Executive on at least one material component of the dispute, Company shall be solely responsible for the payment of all costs, fees and expenses (including without limitation Executive's reasonable attorneys' fees and disbursements) of such arbitration. The Company shall reimburse Executive for any such fees and expenses incurred by Executive in any calendar year within a reasonable time following Executive's submission of a request for such reimbursement, which in no case shall be later than the end of the calendar year following the calendar year in which such expenses were incurred Executive shall submit any such reimbursement request no later than the June 30th next following the calendar year in which the fees and expenses are incurred. In the event the arbitrator rules against Executive, Executive shall repay the Company the amount of such reimbursed expenses no later than 180 days following the date as of which such arbitrator's decision becomes final. The provisions of this Section 21 shall survive the termination for any reason of the Term (whether such termination is by the Company, by Executive or upon the expiration of the Term).

22.Indemnification; Insurance. The Executive shall be entitled to liability and expense indemnification and reimbursement to the fullest extent permitted by the Company's current Amended and Restated By-laws and Second Amended and Restated Certificate of Incorporation, whether or not the same are subsequently amended During the Term, the Company will use commercially reasonable efforts to maintain in effect directors' and officers' liability insurance no less favorable to Executive than that in effect as of the date of this Agreement.

23.Survival Sections 8 through 23 shall survive termination of this Agreement for the period and to the extent specified therein.

24.Protected Conduct. Nothing in this Agreement prohibits Executive from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Commission, or Department of Labor) an event that Executive in good faith believes is a violation of law, requires notice to or approval from the Company before doing so, or prohibits Executive from cooperating in an investigation conducted by such a government agency.

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25.All Duties and At-Will Status Preserved This Agreement creates obligations that supplement, but do not replace or diminish the obligations Executive would otherwise have to the Company. Nothing in this Agreement modifies any at-will employment relationship between the Parties.

IN WITNESS WHEREOF, the parties have executed or caused to be executed under seal this Agreement as of the date first above written.

````                            NOVAVAX

/s/ Ian Watkins
Name: Ian Watkins
Title: Executive Vice President & Chief Human Resources Officer

EXECUTIVE

/s/ Mark Casey
Mark Casey